SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G
(Amendment No. 3)*
Under the Securities Exchange Act of 1934

LINN Energy, LLC
(Name of Issuer)

Common Units, representing limited liability company interests
(Title of Class of Securities)

536020100
(CUSIP Number)

August 19, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Holdings Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3216325

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	8,246,217

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	8,246,217

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	8,246,217

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	7.2% (1)

12) Type of Reporting Person	HC/CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2518466

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,876,874

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,876,874

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,876,874

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.5% (1)

12) Type of Reporting Person	BD/CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	LB I Group Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2741778

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,874,364

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,874,364

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,874,364

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.5% (1)

12) Type of Reporting Person	CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Partners, LP.

S.S. or I.R.S. Identification No. of Above Person	20-4916839

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,484,069

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,484,069

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,484,069

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.2% (1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Associates, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-4916814

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,484,069

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,484,069

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,484,069

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.2% (1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LLC

S.S. or I.R.S. Identification No. of Above Person	20-8727524

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,239,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,239,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,239,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.9% (1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LP

S.S. or I.R.S. Identification No. of Above Person	20-8727697

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,239,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,239,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,239,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.9% (1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Fund LP

S.S. or I.R.S. Identification No. of Above Person	20-8727922

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,239,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,239,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,239,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	1.9% (1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	LBPEP Linn Holdings L.L.C.

S.S. or I.R.S. Identification No. of Above Person	26-0789156

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers PEP Holdings Limited

S.S. or I.R.S. Identification No. of Above Person	98-0539397

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers PEP Investments I, L.P.

S.S. or I.R.S. Identification No. of Above Person	98-0539390

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers PEP Investments DE, L.P.

S.S. or I.R.S. Identification No. of Above Person	26-1101507

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers PEP Investments, L.P.

S.S. or I.R.S. Identification No. of Above Person	98-0550256

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Private Equity Partners Limited

S.S. or I.R.S. Identification No. of Above Person	98-0541205

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Private Fund Advisers, LP

S.S. or I.R.S. Identification No. of Above Person	20-0284317

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Private Fund Advisers GP, LLC

S.S. or I.R.S. Identification No. of Above Person	20-0281570

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Private Funds Investment Company GP LLC

S.S. or I.R.S. Identification No. of Above Person	20-0281545

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	319,980

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	319,980

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	319,980

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.3%(1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Associates, LLC

S.S. or I.R.S. Identification No. of Above Person	20-5358174

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,710,334

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,710,334

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,710,334

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.4%(1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Associates, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5358213

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,710,334

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,710,334

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,710,334

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.4%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Partners L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5357220

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,710,334

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,710,334

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,710,334

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.4%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	LBCIP Linn Holdings, LP

S.S. or I.R.S. Identification No. of Above Person	26-0784802

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,710,334

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,710,334

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,710,334

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.4%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Group, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5476384

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	70,315

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	70,315

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	70,315

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Cayman GP, Ltd.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	99,170

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	99,170

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	99,170

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1%(1)

12) Type of Reporting Person	CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.

S.S. or I.R.S. Identification No. of Above Person	42-1719475

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	99,170

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	99,170

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	99,170

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1%(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Capital Partners, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5076169

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	99,170

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	99,170

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	99,170

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1(1)

12) Type of Reporting Person	PN

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers U.K. Holdings (Delaware) Inc.

S.S. or I.R.S. Identification No. of Above Person	22-3335453

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	0

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	0

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	0

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0% (1)

12) Type of Reporting Person	CO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Holdings Plc.

S.S. or I.R.S. Identification No. of Above Person	52-2038706

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	0

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	0

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	0

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0% (1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	LB Holdings Intermediate 1 Ltd.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	England

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	0

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	0

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	0

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0% (1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	LB Holdings Intermediate 2 Ltd.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	England

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	0

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	0

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	0

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0% (1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers International (Europe)

S.S. or I.R.S. Identification No. of Above Person	98-0338449

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	0

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	0

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	0

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0% (1)

12) Type of Reporting Person	OO

(1) Based on 115,170,750 Common Units outstanding as of July 31, 2008 as reported in the Form 10-Q for the period ended June 30, 2008.

Item 1(a).	Name of Issuer:

Linn Energy, LLC

Item 1(b).	Address of Issuer’s Principal Executive Offices:

600 Travis
Suite 5100
Houston, TX 77002

Item 2(a).	Name of Person(s) Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers MLP Partners, LP
Lehman Brothers MLP Associates, LP
Lehman Brothers MLP Opportunity Associates LLC
Lehman Brothers MLP Opportunity Associates LP
Lehman Brothers MLP Opportunity Fund LP
LBPEP Linn Holdings L.L.C.
Lehman Brothers PEP Holdings Limited
Lehman Brothers PEP Investments I, L.P.
Lehman Brothers PEP Investments DE, L.P.
Lehman Brothers PEP Investments, L.P.
Lehman Brothers Private Equity Partners Limited
Lehman Brothers Private Fund Advisers, LP
Lehman Brothers Private Fund Advisers GP, LLC
Lehman Brothers Private Funds Investment Company GP, LLC
Lehman Brothers Co-Investment Associates, LLC
Lehman Brothers Co-Investment Associates, L.P.
Lehman Brothers Co-Investment Partners L.P.
LBCIP Linn Holdings, LP
Lehman Brothers Co-Investment Group, L.P.
Lehman Brothers Cayman GP, Ltd.
Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.
Lehman Brothers Co-Investment Capital Partners, L.P.
Lehman Brothers U.K. Holdings (Delaware) Inc.
Lehman Brothers Holdings Plc.
LB Holdings Intermediate 1 Ltd.
LB Holdings Intermediate 2 Ltd.
Lehman Brothers International (Europe)

Item 2(b).	Address of Principal Business Office:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Partners, LP
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Associates, LP
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Associates LLC
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Associates LP
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Fund LP
399 Park Avenue
New York, New York 10022

LBPEP Linn Holdings L.L.C.
745 Seventh Avenue

New York, New York 10019

Lehman Brothers PEP Holdings Limited

7 New Street

Peter Port, Guernsey

Lehman Brothers PEP Investments I, L.P.

7 New Street

Peter Port, Guernsey

Lehman Brothers PEP Investments DE, L.P.

325 North Saint Paul Street

Dallas, TX 75201

Lehman Brothers PEP Investments, L.P.

7 New Street

Peter Port, Guernsey

Lehman Brothers Private Equity Partners Limited

7 New Street

Peter Port, Guernsey

Lehman Brothers Private Fund Advisers, LP

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Private Fund Advisers GP, LLC

325 North Saint Paul Street

Dallas, TX 75201

Lehman Brothers Private Funds Investment Company

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Associates, LLC
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Associates, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Partners L.P.
745 Seventh Avenue
New York, New York 10019

LBCIP Linn Holdings, LP
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Group, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Cayman GP, Ltd.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Capital Partners, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers U.K. Holdings (Delaware) Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Holdings Plc.
25 Bank Street
London, E14 5LE, England

LB Holdings Intermediate 1 Ltd.
25 Bank Street
London, E14 5LE, England

LB Holdings Intermediate 2 Ltd.
25 Bank Street
London, E14 5LE, England

Lehman Brothers International (Europe)
25 Bank Street
London, E14 5LE, England

Item 2(c).	Citizenship or Place of Organization:

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware. LBI is a broker-dealer registered under Section 15 of the Act.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers MLP Partners, LP (“MLP Partners”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers MLP Associates, L.P. (“MLP Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LLC (“MLP Opport. Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LP (“MLP Opport. Assoc LP) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Fund LP (“MLP Opport. Fund”) is a limited partnership formed under the laws of the State of Delaware.

LBPEP Linn Holdings L.L.C. (“LBPEP”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Funds Investment Company GP, LLC (“LB Private Funds”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Fund Advisers GP, LLC (“LB Private Fund Advisers GP”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Private Fund Advisers, LP (“LB Private Fund Advisers LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Private Equity Partners Limited (“LB Private Equity Partners”) is a corporation formed under the laws of Guernsey.

Lehman Brothers PEP Investments, L.P., (“LB PEP Investments”) is an investment partnership formed under the laws of Guernsey.

Lehman Brothers PEP Investments DE, L.P. (“LB PEP Investments DE”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers PEP Investments I, L.P. (“LB PEP Investment I LP”) is a limited partnership formed under the laws of Guernsey.

Lehman Brothers PEP Holdings Limited (“LB PEP Holdings Ltd.”) is a corporation formed under the laws of Guernsey.

Lehman Brothers Co-Investment Associates, LLC (“LB Co-Investment Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Associates, L.P. (“LB Co-Investment Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Partners L.P. (“LB Co-Investment Partners LP”) is a limited partnership formed under the laws of the State of Delaware.

LBCIP Linn Holdings, LP (“LBCIP Linn”) is a limited partnership formed under the laws of the State of the Delaware.

Lehman Brothers Co-Investment Group, L.P. (“LB Co-Investment Group”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Cayman GP, Ltd (“LB Cayman”) is a corporation formed under the laws of the Cayman Islands.

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. (“LB Offshore”) is a limited partnership formed under the laws of the Cayman Islands.

Lehman Brothers Co-Investment Capital Partners, L.P. (“LB Co-Investment Capital”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers U.K. Holdings (Delaware) Inc., (“LB UK Holdings Inc.”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Holdings Plc (“LB Holdings Plc”) is a public limited company formed under the laws of the United Kingdom.

LB Holdings Intermediate 1 Ltd. (“LBH Intermediate 1”) is a limited company formed under the laws of England.

LB Holdings Intermediate 2 Ltd. (“LBH Intermediate 2”) is a limited company formed under the laws of England.

Lehman Brothers International (Europe) (“LBIE”) is a unlimited liability company formed under the laws of the United Kingdom.

Item 2(d).	Title of Class of Securities:

Common Units

Item 2(e).	CUSIP Number:

536020100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ A broker or dealer under Section 15 of the 1934 Act
(b) ☐ A bank as defined in Section 3(a)(6) of the 1934 Act
(c) ☐ An insurance company as defined in Section 3(a) (19) of the 1934 Act
(d) ☐ An investment company registered under Section 8 of the Investment Company Act of 1940
(e) ☐ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g) ☐A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) ☐ A church plan that is excluded from the definition of investment Company under Section 3(c)(14) of the Investment Company Act of 1940
(j) ☐ A group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 of cover pages.

(b)	Percent of Class:

See Item 11 of cover pages.

(c)	Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

LBI is the actual owner of 2,510 common units reported herein. LBI is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the common units owned by LBI.

LB I Group Inc. actually owns 319,980 common units reported herein. LB I Group Inc. is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBI and Holdings may be deemed to be the beneficial owner of the common units owned by LB I Group Inc.

MLP Opport. Fund is the actual owner of 2,239,859 common units reported herein. MLP Opport. Assoc LP is the general partner of MLP Opport. Fund. MLP Opport. Assoc LLC is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the common units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 2,484,069 common units reported herein. MLP Assoc LP is the general partner of MLP Partners. LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the common units owned by MLP Partners.

LBCIP Linn actually owns 2,710,334 common units reported herein. LB Co-Investment Partners LP is the general partner of LBCIP Linn. LB Co-Investment Assoc LP is the general partner of LB Co-Investment Partners LP. LB Co-Investment Assoc LLC is the general partner of LB Co-Investment Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB Co-Investment Partners LP, LB Co-Investment Assoc LP and LB Co-Investment Assoc LLC may be deemed to be the beneficial owners of the common units owned by LBCIP Linn.

LB Co-Investment Capital actually owns 99,170 common units reported herein. LB Offshore is the general partner of LB Co-Investment Capital. LB Cayman is the general partner of LB Offshore and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB Offshore and LB Cayman may be deemed to be the beneficial owners of the common units owned by LB Co-Investment Capital.

LB Co-Investment Group actually owns 70,315 common units reported herein. LB I Group is the general partner of LB Co-Investment Group. LB I Group is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the common units owned by LB Co-Investment Group.

LBPEP actually owns 319,980 common units reported herein. LB PEP Holdings Ltd. is the sole member/manager of LBPEP and is wholly-owned by LB PEP Investment I LP. LB PEP Investments DE is the general partner of LB PEP Investment I LP. LB PEP Investments is the general partner of LB PEP Investments DE. LB Private Equity Partners is the general partner of LB PEP Investments and is a public company of which approximately 20% of the outstanding securities are held by Lehman Brothers Offshore Partners Ltd., an indirect subsidiary of Holdings. LB Private Fund Advisers LP is an investment manager for LB Private Equity Partners. LB Private Fund Advisers GP is the general partner of LB Private Fund Advisers LP and is wholly-owned by LB Private Funds, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB PEP Holdings Ltd, LB PEP Investment I LP, LB PEP Investment DE, LB PEP Investments, LB Private Equity Partners, LB Private Fund Advisers LP, LB Private Fund Advisers GP, LB Private Funds and Holdings may be deemed to be the beneficial owners of the common units owned by LBPEP Linn.

LBIE ceased to own any common units of the issuer. LBIE is wholly-owned by LBH Intermediate 2, a majority of which is owned by LBH Intermediate 1. LBH Intermediate I is wholly-owned by LB Holdings Plc, a majority of which owned LB UK Holdings Inc. LB UK Holdings Inc. is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBH Intermediate 2, LBH Intermediate 1, LB Holdings Plc, LB UK Holdings Inc. and Holdings may have been deemed to be the beneficial owners of the common units previously owned by LBIE.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

[]

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: August 25, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LB I GROUP INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LBPEP LINN HOLDINGS LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP HOLDINGS LIMITED

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact
LEHMAN BROTHERS PEP INVESTMENTS I, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP INVESTMENTS DE, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP INVESTMENTS L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE EQUITY PARTNERS LIMITED

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUND ADVISERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUND ADVISERS GP, LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT PARTNERS L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LBCIP LINN HOLDINGS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT GROUP, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS OFFSHORE CO-INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS HOLDINGS PLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LB HOLDINGS INTERMEDIATE 1 LTD

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LB HOLDINGS INTERMEDIATE 2 LTD

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: August 25, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LB I GROUP INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LBPEP LINN HOLDINGS LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP HOLDINGS LIMITED

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact
LEHMAN BROTHERS PEP INVESTMENTS I, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP INVESTMENTS DE, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PEP INVESTMENTS L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE EQUITY PARTNERS LIMITED

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUND ADVISERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUND ADVISERS GP, LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT PARTNERS L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LBCIP LINN HOLDINGS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT GROUP, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS OFFSHORE CO-INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS CO-INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS HOLDINGS PLC

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LB HOLDINGS INTERMEDIATE 1 LTD

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LB HOLDINGS INTERMEDIATE 2 LTD

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact